AQUILA THREE PEAKS OPPORTUNITY GROWTH FUND

SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made as of October 11, 2013 by and between AQUILA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the "Manager"), 380 Madison Avenue, Suite 2300, New York, New York 10017 and THREE PEAKS CAPITAL MANAGEMENT, LLC (the "Sub-Adviser"), a Colorado limited liability company, 3750 Dacoro Lane, Suite 100, Castle Rock, CO  80109.

W I T N E S S E T H :

WHEREAS, Aquila Three Peaks Opportunity Growth Fund (the "Fund") is a series of Aquila Funds Trust, a Massachusetts business trust, and is registered under the Investment Company Act of 1940 (the "Act") as an open-end, diversified management investment company;

WHEREAS, the Manager has entered into an Advisory and Administration Agreement as of the date hereof with the Fund (the "Advisory and Administration Agreement"), pursuant to which the Manager shall act as investment adviser with respect to the Fund; and

WHEREAS, pursuant to paragraph 2 of the Advisory and Administration Agreement, the Manager wishes to retain the Sub-Adviser for purposes of rendering investment advisory services to the Manager in connection with the Fund upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. In General

The Manager hereby appoints the Sub-Adviser to render, to the Manager and to the Fund, investment research and advisory services as set forth below under the supervision of the Manager and subject to the approval and direction of the Board of Trustees of the Fund.  The Sub-Adviser shall, all as more fully set forth herein, act as investment adviser to the Fund with respect to the investment of the Fund's assets, and supervise and arrange the purchase of securities for and the sale of securities held in the portfolio of the Fund.

2. Duties and Obligations of the Sub-Adviser With Respect to Investment of the Assets of the Fund

(a)           Subject to the succeeding provisions of this section and subject to the direction and control of the Manager and the Board of Trustees of the Fund, the Sub-Adviser shall:

(i)   supervise continuously the investment program of the Fund and the composition of its portfolio;

(ii)  determine what securities or other investments shall be purchased or sold by the Fund;

(iii) arrange for the purchase and the sale of securities or other investments for the Fund; and

(iv)  consult with the Manager in connection with its duties hereunder.

(b)           Any investment program furnished by the Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Act and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the fundamental policies of the Fund, as reflected in its Registration Statement under the Act or as amended by the shareholders of the Fund.

(c)           The Sub-Adviser shall give to the Manager and to the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon (i) its own investigation and research or (ii) investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith by the Sub-Adviser.

(d)           Except as provided in section 7, nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the Act) of the Sub-Adviser from acting as investment adviser or manager for any other person, firm or corporation, and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that, while acting as Sub-Adviser, it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.  The Manager hereby acknowledges that the Sub-Adviser renders investment advisory and managerial services to many different clients and, therefore, may give investment advice and take action with respect to any of its other clients which may differ from the advice given or action taken under this Agreement.

(e)           In connection with its duties to arrange for the purchase and sale of the Fund's portfolio securities, the Sub-Adviser shall select broker-dealers to effect such transactions. In doing so, the Sub-Adviser will give primary consideration to obtaining "best execution," i.e., prompt, efficient, and reliable execution of orders at the most favorable net price.  The Sub-Adviser is authorized to consider, in selecting broker-dealers to execute Fund portfolio transactions, determining whether a particular broker-dealer will provide best execution and evaluating the terms available for executing the transaction, the commission cost, the broker-dealer’s execution capabilities, reliability, reputation, integrity, financial condition and risk in positioning the securities involved, as well as the difficulty of executing the transaction in question and the value of the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)and interpreted by the Securities and Exchange Commission (the “SEC”) and its staff from time to time) provided by such broker-dealer.  Accordingly, the Sub-Adviser need not pay the lowest commission available for a particular transaction if the Sub-Adviser determines in good faith that the amount of commission to be paid to the executing broker-dealer is reasonable in relation to the value of the brokerage and research services (as defined in Exchange Act Section 28(e) and interpreted by the SEC and its staff from time to time) provided by the broker-dealer, viewed either in terms of the particular transaction or the Sub-Adviser's overall responsibilities, and the Sub-Adviser otherwise complies with the requirements of Exchange Act Section 28(e), as interpreted by the SEC and its staff from time to time.

(f)           The Sub-Adviser agrees to maintain, and to preserve for the periods prescribed, such books and records with respect to the portfolio transactions of the Fund as are required by the Act, the Investment Advisers Act of 1940 (the “Advisers Act”) or by applicable law and regulation, and agrees that all records which it maintains for the Fund on behalf of the Manager shall be the property of the Fund and agrees upon reasonable request to provide to the Fund or the Manager copies of any and all records it maintains in accordance with this Agreement.

(g)           The Sub-Adviser agrees to maintain a compliance program reasonably designed to prevent violations by the Sub-Adviser of the Federal Securities Laws as defined in Rule 38a-1 under the Act (the “Federal Securities Laws”), which shall include, but are not limited to, written policies and procedures relating to trading, best execution, the prevention of disclosure of material non-public information and a code of ethics that meets the requirements of Rule 17j-1 under the Act and Rule 204A-1 under the Advisers Act. The Sub-Adviser agrees to maintain written policies and procedures that are reasonably designed to prevent violation by the Fund of the Federal Securities Laws, solely in connection with the Sub-Adviser carrying out its duties to the Fund.  The Fund will provide the Sub-Adviser with copies of its written policies and procedures which are also reasonably designed to prevent violations by the Fund of the Federal Securities Laws. The Sub-Adviser shall promptly provide the Fund’s Chief Compliance Officer (the “CCO”), upon request, copies of such compliance policies and procedures and promptly provide the CCO with copies of any material changes to those policies and procedures.  The Sub-Adviser shall provide assistance as may be reasonably requested by the CCO to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to the Fund’s Board of Trustees on the operation of the Sub-Adviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2)under the Act.  At least annually, the Sub-Adviser shall provide a certification to the CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Sub-Adviser with the Federal Securities Laws. In addition, the Sub-Adviser shall provide assistance as may be reasonably requested by the Manager in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder.  The Sub-Adviser shall also, in connection with the purchase and sale of securities for the Fund, provide such assistance to the Fund’s custodian as may be reasonably necessary to enable the custodian to perform its responsibilities with respect to the Fund, including, but not limited to, assistance related to the settlement of all portfolio transactions.

(h)           The Sub-Adviser agrees to furnish to the Manager and to the Board of Trustees of the Fund such periodic and special reports as each may reasonably request.

(i)           It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein.  The Sub-Adviser shall promptly inform the Fund as to any information concerning the Sub-Adviser appropriate for inclusion in such Registration Statement, or as to any transaction or proposed transaction which might result in an assignment (as defined in the Act) of this Agreement.

(j)           The Sub-Adviser shall not be liable for any error in judgment or for any loss suffered by the Manager, the Fund or its security holders in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Nothing in this Agreement shall, or shall be construed to, waive or limit any rights which the Fund may have under federal and state securities laws which may impose liability under certain circumstances on persons who act in good faith.

(k)           To the extent that the Manager is indemnified under the Fund's Declaration of Trust with respect to the services provided hereunder by the Sub-Adviser, the Manager agrees to provide the Sub-Adviser the benefits of such indemnification.

(l) The Sub-Adviser may aggregate purchase or sale orders for the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution for the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses.  In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the aggregated transaction, among the Fund and other clients of the Sub-Adviser participating in the aggregated transaction will be made by the Sub-Adviser in a fair and equitable manner, consistent with its fiduciary obligations to the Fund and to other participating clients.

(m) Unless otherwise instructed by the Manager, the Sub-Adviser shall take action with respect to the voting of shares, the execution of proxies and the processing of corporate actions solicited from time to time by, or with respect to, the issuers of securities held by the Fund in accordance with the Sub-Adviser’s written proxy voting policies and procedures as provided by the Sub-Adviser to the Manager from time to time.  Upon request, the Sub-Adviser will report to the Manager and to the Board of Trustees regarding such voting in a format reasonably requested by the Manager.  The Sub-Adviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Sub-Adviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Advisers Act.  To assist in its voting process, the Sub-Adviser may utilize, at its own expense, a third party proxy voting service and may determine to adopt the proxy voting guidelines of such service as its own proxy voting policies and procedures.

The Sub-Adviser shall promptly provide to the Manager notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies on behalf of clients (the “Proxy Policies”).  Upon request, the Sub-Adviser shall provide the Manager with a complete and current copy of its Proxy Policies for the purpose of filing such document(s) in Fund’s prospectus or as otherwise required by applicable law.

The Sub-Adviser shall not assume any liability for or otherwise be responsible to pay for the Manager’s obligations under any existing contract between the Manager and a third party proxy voting service.

3.           Allocation of Expenses

The Sub-Adviser shall bear all of the expenses it incurs in fulfilling its obligations under this Agreement.  In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall furnish, at the Sub-Adviser's expense, all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Sub-Adviser shall supply, or cause to be supplied, to any investment adviser, administrator or principal underwriter of the Fund all necessary financial information for which the Sub-Adviser is responsible in connection with such adviser's, administrator's or principal underwriter's duties under any agreement between such adviser, administrator or principal underwriter and the Fund.  The Sub-Adviser will also pay all compensation of the Fund's officers, employees, and Trustees, if any, who are affiliated persons of the Sub-Adviser.

4. Compensation of the Sub-Adviser

(a)           The Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser under this Agreement, a management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rate of 0.50 of 1% of such net asset value on net assets of the Fund up to $100,000,000; 0.45 of 1% of the Fund’s net assets above $100,000,000 to $250,000,000 and 0.40 of 1% of the Fund's net assets above $250,000,000. The Manager shall pay the Sub-Adviser’s fees by causing the Fund to make direct payment to the Sub-Adviser; however, the Manager shall remain liable for any and all fees owed to the Sub-Adviser by the Manager and not paid by the Fund unless the Sub-Adviser has otherwise agreed to waive all or a portion of its compensation.

(b)           The Sub-Adviser's fee will be reduced on a pro-rata basis to the extent the Manager waives, in accordance with a written agreement among the Fund, Manager and Sub-Adviser, any of its management fees payable by the Fund or reimburses expenses of the Fund.  In addition, the terms of paragraph 4(a), specifically the amounts of management fee payable to the Sub-Adviser, shall be negotiated in good faith by the parties in the event that the Fund changes the total management fee payable by the Fund other than through a fee waiver agreement.

5. Duration and Termination

(a)           This Agreement shall become effective as of the date first written above following approval by the shareholders of the Fund and shall, unless terminated as hereinafter provided, continue in effect until the second anniversary of the effective date of this Agreement, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (1) by a vote of the Fund's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, or (2) by a vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

(b)           This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Manager and the Fund sixty days' written notice (which notice may be waived). This Agreement may be terminated by the Manager or the Fund at any time without penalty upon giving the Sub-Adviser sixty days' written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by a vote of a majority of its Trustees in office at the time or by a vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act) or the termination of the Advisory and Administration Agreement.

6.            Notices of Meetings

The Manager agrees that notice of each meeting of the Board of Trustees of the Fund will be sent to the Sub-Adviser and that Sub-Adviser will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Sub-Adviser may designate.

7.           Special Provisions

For the duration of this Agreement, the Sub-Adviser agrees that the Sub-Adviser shall not provide portfolio management for investment companies registered under the Act which have an objective, investment strategy and distribution channel similar to that of the Fund without the prior written consent of the Manager.

8.           Separability

If at any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity, and enforceability of the remaining provisions will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

ATTEST: /s/ Pamela C. Rose ATTEST: /s/ Andrew L. Bauman	AQUILA INVESTMENT MANAGEMENT LLC By: /s/ Diana P. Herrmann THREE PEAKS CAPITAL MANAGEMENT, LLC By: /s/ Sandy R. Rufenacht